November 12, 2021

First Trust Exchange-Traded Fund IV

120 East Liberty Drive, Suite 400

Wheaton, Illinois 60187

Re:	12b-1 Plan Extension Letter for First Trust Exchange-Traded Fund IV (the “Trust”)

Ladies and Gentlemen:

It is hereby acknowledged that First Trust Portfolios L.P. serves as the distributor of the shares of each series of the Trust. The Trust is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), comprised of various exchange-traded funds (each, a “Fund,” and, collectively, the “Funds”) set forth on Exhibit A attached hereto, which may be supplemented to add new Funds.

It is further acknowledged that the Trust has adopted a Distribution and Service Plan (the “Plan”) pursuant to Rule l2b-1 under the 1940 Act with respect to the shares of beneficial interest (“Shares”) of the Funds. Pursuant to the Plan, each Fund may bear a fee not to exceed 0.25% per annum of such Fund’s average daily net assets.

The purpose of this letter agreement is to agree and acknowledge that the Funds shall not pay, and we shall not collect, any fees pursuant to the Plan any time before the date set forth on Exhibit A attached hereto for each Fund.

Very Truly Yours,

First Trust Portfolios L.P.

 /s/ James M. Dykas

James M. Dykas

Chief Financial Officer

Agreed and Acknowledged:

First Trust Exchange-Traded Fund IV

/s/ Donald P. Swade

Donald P. Swade

Treasurer, Chief Financial Officer and

Chief Accounting Officer

Exhibit A

Funds	Dates
First Trust Exchange-Traded Fund IV
First Trust North American Energy Infrastructure Fund	03/31/2023
First Trust Tactical High Yield ETF	03/31/2023
First Trust Senior Loan Fund	03/31/2023
First Trust Strategic Income ETF	03/31/2023
First Trust Enhanced Short Maturity ETF	03/31/2023
First Trust Low Duration Opportunities ETF	03/31/2023
First Trust SSI Strategic Convertible Securities ETF	03/31/2023
First Trust Long Duration Opportunities ETF	03/31/2023
First Trust EIP Carbon Impact ETF	03/31/2023
FT Cboe Vest S&P 500 Dividend Aristocrats Target Income ETF	03/31/2023
First Trust Limited Duration Investment Grade Corporate ETF	11/12/2023